Exhibit 99.1
Granite Reports Third Quarter 2023 Results
•Q3 revenue increased 11% year-over-year to $1.1 billion
•Q3 diluted EPS of $1.13 and adjusted diluted EPS (1) of $1.69
•Operating cash flow increased $153 million sequentially
•Record Committed and Awarded Projects ("CAP") (2) of $5.6 billion, a sequential increase of $147 million and year-over-year increase of $1.5 billion
•2023 guidance and 2024 targets unchanged
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended September 30, 2023.
Third Quarter 2023 Results
Net income totaled $58 million, or $1.13 per diluted share, compared to net income of $69 million, or $1.36 per diluted share, for the same period in the prior year. Adjusted net income (1) totaled $75 million, or $1.69 per diluted share, compared to adjusted net income (1) of $57 million, or $1.28 per diluted share, for the same period in the prior year.
•Revenue increased $108 million to $1.1 billion compared to $1.0 billion for the same period in the prior year. Both Construction and Materials segments posted year-over-year increases with the California and Mountain Groups up 15% and 11%, respectively, as well as a slight increase in revenue in the Central Group.
•Gross profit increased $52 million to $167 million compared to $115 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $13 million to $75 million, or 6.7% of revenue, compared to $62 million, or 6.1% of revenue, for the same period in the prior year. The increase in SG&A expenses was primarily due to $11 million of additional incentive compensation expense year-over-year.
•Adjusted EBITDA (1) totaled $124 million, compared to $91 million for the same period in the prior year.
"I am pleased with our third quarter performance,” said Kyle Larkin, Granite President and Chief Executive Officer. “These results demonstrate the strong progress we are making towards the goals identified in our strategic plan that we introduced just over two years ago. We have built record CAP while also de-risking our project portfolio by focusing on best value projects. During this same time, we have also bolstered our materials business through both greenfield and bolt-on investments, and we improved segment margins. We are growing revenue and increasing adjusted EBITDA margin and believe we are on track to reach our 2024 financial targets.”

Nine Months Ended September 30, 2023 Results
Net income totaled $18 million, or $0.40 per diluted share, compared to net income of $61 million, or $1.25 per diluted share, for the same period in the prior year. Adjusted net income (1) totaled $103 million, or $2.32 per diluted share, compared to adjusted net income (1) of $79 million, or $1.75 per diluted share, for the same period in the prior year.

•    Revenue increased $63 million to $2.58 billion compared to $2.51 billion for the same period in the prior year.
•    Gross profit increased $29 million to $302 million compared to $273 million for the same period in the prior year.
•SG&A expenses were $212 million, or 8.3% of revenue, compared to $192 million, or 7.6% of revenue, for the same period in the prior year. The increase was primarily driven by higher incentive compensation and non-qualified deferred compensation expenses in 2023.
•Adjusted EBITDA (1) totaled $195 million compared to $160 million for the same period in the prior year.
(1)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three and Nine Months ended September 30, 2023 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	As Restated	Change		2023	As Restated	Change
		2022				2022
Revenue	$945,698	$847,371	$98,327	11.6%	$2,198,527	$2,138,858	$59,669	2.8%
Gross profit	$137,162	$93,017	$44,145	47.5%	$253,021	$231,748	$21,273	9.2%
Gross profit as a percent of revenue	14.5%	11.0%			11.5%	10.8%

Committed and Awarded Projects	September 30, 2023	June 30, 2023	Change - Quarter over Quarter		September 30, 2022	Change - Year over Year
California	$2,345,294	$2,345,611	$(317)	—%	$1,552,939	$792,355	51.0%
Central	1,811,426	1,599,538	211,888	13.2%	1,527,112	284,314	18.6%
Mountain	1,427,803	1,492,439	(64,636)	(4.3%)	996,685	431,118	43.3%
Total	$5,584,523	$5,437,588	$146,935	2.7%	$4,076,736	$1,507,787	37.0%
Revenue in the third quarter increased 12% year-over-year. This increase overcame a weather-related slow start to the year and resulted in a revenue increase of 3% for the nine-months-ended September 30, 2023 compared to the same period in the prior year. The year-over-year revenue increase in the quarter was driven by strong performances by the California and Mountain Groups, which increased revenue by 21% and 12%, respectively. Central Group revenue was flat compared to the same period in the prior year as newer projects ramp up and replace several large projects that are nearing completion.
Gross profit and gross profit margin during the three and nine months ended September 30, 2023 increased over the same periods in the prior year despite the negative impact of the I-64 High Rise Bridge Project in Virginia, which reduced gross profit in the third quarter by $8 million, and after non-controlling interest by $4 million. For the nine months ended September 30, 2023, the impact to gross profit from the project was $40 million and the impact after non-controlling interest was $20 million. Final completion for the project is expected in the fourth quarter.
CAP increased $147 million sequentially and $1.5 billion year-over-year. Both public and private markets continue to be strong and contribute to our record CAP as of the end of the quarter. With the current market environment, we believe there are substantial opportunities to build CAP in the fourth quarter and into 2024.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change		2023	2022	Change
Revenue	$171,122	$161,539	$9,583	5.9%	$376,913	$373,185	$3,728	1.0%
Gross profit	$29,481	$22,038	$7,443	33.8%	$49,067	$40,965	$8,102	19.8%
Gross profit as a percent of revenue	17.2%	13.6%			13.0%	11.0%
Materials revenue and gross profit for the three and nine months ended September 30, 2023 increased compared to the same periods of the prior year driven by higher asphalt and aggregate sales prices. Additionally, in 2023, oil and energy costs have normalized compared to the significant inflation in 2022 which negatively impacted materials gross profit margin in the prior year.
Outlook
Our guidance for 2023 is unchanged as noted below:
•Revenue in the range of $3.35 billion to $3.45 billion
•Adjusted EBITDA margin in the range of 7.5% to 8.5%
•SG&A expense in the range of 8.0% to 8.5% of revenue
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $120 million
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because the Company cannot predict with a reasonable degree of certainty and without unreasonable efforts certain excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the probable significance of the unavailable information.

Conference Call
Granite will conduct a conference call today, October 31, 2023, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2023. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 7, 2023, by calling 1-877-344-7529, replay access code 5819938; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, 2024 targets unchanged, Committed and Awarded Projects (“CAP”), results, our belief that we are on track to reach our 2024 financial targets, the final completion of the I-64 project is expected in the fourth quarter and our belief that there are substantial opportunities to continue to build CAP in the fourth quarter and into 2024 constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, 2024 targets unchanged, CAP, results, our belief that we are on track to reach our 2024 financial targets, the final completion of the I-64 project is expected in the fourth quarter and our belief that there are substantial opportunities to continue to build CAP in the fourth quarter and into 2024. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$292,124	$293,991
Short-term marketable securities	31,278	39,374
Receivables, net	743,091	463,987
Contract assets	282,280	241,916
Inventories	92,131	86,809
Equity in construction joint ventures	206,669	183,808
Other current assets	47,477	37,411
Total current assets	1,695,050	1,347,296
Property and equipment, net	569,722	509,210
Long-term marketable securities	5,750	26,569
Investments in affiliates	91,101	80,725
Goodwill	74,264	73,703
Right of use assets	56,874	49,079
Deferred income taxes, net	29,043	22,208
Other noncurrent assets	58,517	59,143
Total assets	$2,580,321	$2,167,933

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,475	$1,447
Accounts payable	477,031	334,392
Contract liabilities	221,983	173,286
Accrued expenses and other current liabilities	355,987	288,469
Total current liabilities	1,056,476	797,594
Long-term debt	403,785	286,934
Long-term lease liabilities	42,198	32,170
Deferred income taxes, net	3,812	1,891
Other long-term liabilities	67,473	64,199
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,926,576 shares as of September 30, 2023 and 43,743,907 shares as of December 31, 2022	439	437
Additional paid-in capital	472,379	470,407
Accumulated other comprehensive income	894	788
Retained earnings	481,636	481,384
Total Granite Construction Incorporated shareholders’ equity	955,348	953,016
Non-controlling interests	51,229	32,129
Total equity	1,006,577	985,145
Total liabilities and equity	$2,580,321	$2,167,933

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	As Restated(1)	2023	As Restated(1)
		2022		2022
Revenue
Construction	$945,698	$847,371	$2,198,527	$2,138,858
Materials	171,122	161,539	376,913	373,185
Total revenue	1,116,820	1,008,910	2,575,440	2,512,043
Cost of revenue
Construction	808,536	754,354	1,945,506	1,907,110
Materials	141,641	139,501	327,846	332,220
Total cost of revenue	950,177	893,855	2,273,352	2,239,330
Gross profit	166,643	115,055	302,088	272,713
Selling, general and administrative expenses	74,794	61,795	212,479	192,036
Other costs, net	19,843	(490)	37,973	22,401
Gain on sales of property and equipment, net	(1,812)	(949)	(7,793)	(10,462)
Operating income	73,818	54,699	59,429	68,738
Other (income) expense
Loss on debt extinguishment	—	—	51,052	—
Interest income	(4,293)	(1,894)	(11,287)	(3,246)
Interest expense	4,877	2,519	11,899	10,003
Equity in income of affiliates, net	(7,147)	(3,491)	(19,378)	(9,656)
Other (income) expense, net	462	77	(2,713)	4,646
Total other (income) expense, net	(6,101)	(2,789)	29,573	1,747
Income before income taxes	79,919	57,488	29,856	66,991
Provision for (benefit from) income taxes	22,423	(7,710)	21,978	7,310
Net income	57,496	65,198	7,878	59,681
Amount attributable to non-controlling interests	128	4,104	9,723	1,569
Net income attributable to Granite Construction Incorporated	$57,624	$69,302	$17,601	$61,250

Net income per share attributable to common shareholders:
Basic	$1.31	$1.58	$0.40	$1.37
Diluted	$1.13	$1.36	$0.40	$1.25
Weighted average shares outstanding:
Basic	43,924	43,973	43,861	44,739
Diluted	53,612	51,863	44,447	52,613
(1)As previously disclosed in our 2022 Annual Report on Form 10-K filed on February 21, 2023, the restatement of our unaudited quarterly financial information for the first three quarters in the year ended December 31, 2022 was necessary.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2023	As Restated
		2022
Operating activities
Net income	$7,878	$59,681
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	65,298	61,714
Amortization related to long-term debt	1,689	1,901
Non-cash loss on debt extinguishment	51,052	—
Gain on sale of business	—	(3,278)
Gain on sales of property and equipment, net	(7,793)	(10,462)
Deferred income taxes	1,542	(17,819)
Stock-based compensation	8,630	6,151
Equity in net (income) loss from unconsolidated joint ventures	(4,535)	25,066
Net income from affiliates	(19,378)	(9,656)
Other non-cash adjustments	5,659	38
Changes in assets and liabilities	(75,844)	(127,967)
Net cash provided by (used in) operating activities	$34,198	$(14,631)
Investing activities
Purchases of marketable securities	(9,740)	(59,810)
Maturities of marketable securities	40,000	15,000
Purchases of property and equipment	(108,963)	(97,753)
Proceeds from sales of property and equipment	14,613	21,110
Proceeds from company owned life insurance	1,545	—
Proceeds from the sale of business	—	142,571
Acquisition of business	(26,933)	—
Issuance of notes receivable	—	(7,560)
Collection of notes receivable	208	316
Net cash provided by (used in) investing activities	$(89,270)	$13,874
Financing activities
Proceeds from long-term debt	55,000	50,000
Debt principal repayments	(304,851)	(124,911)
Capped call transactions	(53,035)	—
Redemption of warrants	(13,201)	—
Proceeds from issuance of 3.75% Convertible Notes	373,750	—
Debt issuance costs	(10,024)	—
Cash dividends paid	(17,101)	(17,587)
Repurchases of common stock	(3,900)	(70,724)
Contributions from non-controlling partners	35,400	11,925
Distributions to non-controlling partners	(9,100)	(6,725)
Other financing activities, net	267	208
Net cash provided by (used in) financing activities	$53,205	$(157,814)
Net decrease in cash, cash equivalents and restricted cash	(1,867)	(158,571)
Cash, cash equivalents and $0 and $1,512 in restricted cash at beginning of period	293,991	413,655
Cash, cash equivalents and $0 in restricted cash at end of period	$292,124	$255,084

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of loss on debt extinguishment and other costs, net, which include investigation-related legal fees and settlement charges, a litigation charge, reorganization costs, strategic acquisition and divestiture expenses, non-cash impairment charges and a gain on sale of a business in 2022.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which includes acquired intangible amortization expense and acquisition related depreciation related to the acquisition of Layne and Liquiforce;
•Loss on debt extinguishment, and
•Income taxes related to the disposal of Inliner goodwill, tax basis difference on held for sale entities and establishment of valuation allowance.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	As Restated	2023	As Restated
		2022		2022
EBITDA:
Net income attributable to Granite Construction Incorporated	$57,624	$69,302	$17,601	$61,250
Net income margin (2)	5.2%	6.9%	0.7%	2.4%

Depreciation, depletion and amortization expense (3)	23,911	29,610	65,722	62,437
Provision for (benefit from) income taxes	22,423	(7,710)	21,978	7,310
Interest expense, net	584	625	612	6,757
EBITDA(1)	$104,542	$91,827	$105,913	$137,754
EBITDA margin(1)(2)	9.4%	9.1%	4.1%	5.5%

ADJUSTED EBITDA:
Other costs, net	19,843	(490)	37,973	22,401
Loss on debt extinguishment	—	—	51,052	—
Adjusted EBITDA(1)	$124,385	$91,337	$194,938	$160,155
Adjusted EBITDA margin(1)(2)	11.1%	9.1%	7.6%	6.4%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and loss on debt extinguishment, as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.1 billion and $1.0 billion, for the three months ended September 30, 2023 and 2022, respectively and $2.6 billion and $2.5 billion for the nine months ended September 30, 2023 and 2022, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	As Restated	2023	As Restated
		2022		2022
Income before income taxes	$79,919	$57,488	$29,856	$66,991
Other costs, net	19,843	(490)	37,973	22,401
Transaction costs	92	8,012	5,046	8,012
Loss on debt extinguishment	—	—	51,052	—
Adjusted income before income taxes	$99,854	$65,010	$123,927	$97,404

Provision for (benefit from) income taxes	$22,423	$(7,710)	$21,978	$7,310
Tax effect of goodwill disposal related to sale of business	—	—	—	(10,070)
Tax basis difference on held for sale entities	—	17,691	—	17,691
Tax expense to establish valuation allowance	(1,542)	—	(1,542)	—
Tax effect of adjusting items (1)	3,874	1,956	9,876	4,787
Adjusted provision for income taxes	$24,755	$11,937	$30,312	$19,718

Net income attributable to Granite Construction Incorporated	$57,624	$69,302	$17,601	$61,250
After-tax adjusting items	17,603	(12,125)	85,737	18,005
Adjusted net income attributable to Granite Construction Incorporated	$75,227	$57,177	$103,338	$79,255

Diluted weighted average shares of common stock (2)	53,612	51,863	44,447	52,613
Less: dilutive effect of Convertible Notes (3)	(9,099)	(7,309)	—	(7,309)
Adjusted diluted weighted average shares of common stock	44,513	44,554	44,447	45,304

Diluted net income per share attributable to common shareholders	$1.13	$1.36	$0.40	$1.25
After-tax adjusting items per share attributable to common shareholders	0.56	(0.08)	1.92	0.50
Adjusted diluted earnings per share attributable to common shareholders	$1.69	$1.28	$2.32	$1.75
(1)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the three and nine months ended September 30, 2023 excludes the $51 million loss on debt extinguishment and $5.0 million non-cash impairment charges included in “Other costs, net” which are not tax deductible. The tax effect of adjusting items for the three and nine months ended September 30, 2022 excludes a $12 million accrual related to the resolution of the SEC investigation which is not tax deductible.
(2)Diluted weighted average shares of common stock includes the dilutive effect on net income attributable to Granite Construction Incorporated of the 2.75% Convertible Notes and the 3.75% Convertible Notes potentially converting into 9,099 shares of common stock for the three months ended September 30, 2023 and 7,309 shares of common stock for the three and nine months ended September 30, 2022. For the nine months ended September 30, 2023, the potential dilutive effect of the 9,099 shares related to the 2.75% Convertible Notes and the 3.75% Convertible Notes is not included as their inclusion would be antidilutive.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the 2.75% Convertible Notes and the 3.75% Convertible Notes when not antidilutive. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes and 3.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instruments which offset any potential share dilution above the $31.47 conversion price up to a share price of $53.44 for the 2.75% Convertible Notes and above the $46.12 conversion price up to a share price of $79.83 for the 3.75% Convertible Notes. The average share price did not exceed $53.44 in any period.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated